UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 27, 2015

Autoliv, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-12933	51-0378542
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Vasagatan 11, 7th Floor, SE-111 20

Box 70381,

SE-107 24, Stockholm, Sweden

(Address and Zip Code of principal executive offices)

+46 8 587 20 600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 27, 2015, Autoliv AB, a Swedish subsidiary of Autoliv, Inc. (the “Company”) and the European Investment Bank (the “EIB”) signed an agreement that extends the existing financing commitment agreement between the parties dated July 16, 2013, giving Autoliv AB continued access to a loan of €200 million (approximately U.S. $244 million), until January 16, 2016. The funds, if utilized, are expected to help finance research and development projects at the Company’s R&D facilities in Germany, France and Sweden. The projects to receive funding from the EIB financing generally relate to a wide range of innovative passive and active safety technologies for motor vehicles aimed at the enhancement of vehicle occupants’ and pedestrians’ safety.

The material terms of the financing commitment remain unchanged from the initial financing commitment entered into and disclosed in July 2013. Under the terms of the commitment, Autoliv AB may, until January 16, 2016, draw loans with a maturity of up to 7 years. The loans may be drawn in up to four separate tranches, with a minimum borrowing amount for each tranche of €50 million or, if less than €50 million remains under the commitment, the remaining balance of the financing commitment. The loans may be drawn in either fixed rate or floating rate tranches at the election of Autoliv AB. Fixed rate tranches will be repaid to EIB at an interest rate of EIB’s cost of funds plus 26 basis points (0.26%). Floating rate tranches will be repaid to the EIB at a floating rate equal to the relevant interbank rate (which under the commitment may be any of EURIBOR, LIBOR or STIBOR) plus a spread to be determined at the time of the draw under the commitment. Autoliv AB has the option to revise or convert the interest basis of a tranche to either fixed or floating depending on the circumstances upon request. In addition to the interest payable on each tranche, Autoliv AB is required to pay a non-utilization fee of 0.13% on the undrawn, uncancelled balance of the credit.

The financial obligations of the financing commitment agreement, including repayment of any funds, will continue to be guaranteed by the Company pursuant to the Guarantee Agreement between the EIB and the Company. As with all of the existing principal debt arrangements of the Company, the new financial commitment does not have any financial covenants, i.e. performance-related restrictions.

Item 2.02	Results of Operations and Financial Condition

On January 29, 2015, the Company issued a press release announcing its financial results for the fourth quarter of 2014. A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference. This press release contains certain references to financial measures identified as “organic sales,” “operating margin (excluding certain costs),” “operating working capital,” “adjusted EPS,” “net debt (cash)” and “leverage ratio,” all of which are adjustments from comparable measures calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP). These financial measures, as used herein, differ from financial measures reported under GAAP, and management believes that these financial presentations provide useful supplemental information, which is important to a proper understanding by investors of the Company’s core business results. These presentations should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial measures presented by other companies. For an explanation of the reasons why management uses these figures, see the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with SEC on February 21, 2014.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information related to EIB financing commitment agreement discussed under Item 1.01 above is hereby incorporated by reference under this Item 2.03.

Item 7.01	Regulation FD Disclosure

On January 29, 2015, the Company issued a press release announcing its financial results for the fourth quarter of 2014. A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

The information in Item 2.02 and Item 7.01 of this report and the exhibit attached hereto as Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits

(d) EXHIBITS

99.1	Press Release of Autoliv, Inc. dated January 29, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTOLIV, INC.

By:	/s/ Fredrik Peyron
Name:	Fredrik Peyron
Title:	Group Vice President – Legal Affairs
General Counsel and Secretary

Date: January 29, 2015

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Autoliv, Inc. dated January 29, 2015.